Exhibit 99.1

DATATRAK ANNOUNCES RETIREMENT OF CHIEF EXECUTIVE OFFICER

CLEVELAND, Ohio — January 21, 2009 — DATATRAK International, Inc. (NasdaqCM: DATA), a technology and services company focused on global eClinical solutions for the clinical trials industry, today announced that Jeffrey A. Green, Pharm.D., FCP, will step down as Chief Executive Officer of the Company and also as a member of its Board of Directors to pursue other opportunities, effective immediately.

“I want to take this opportunity to thank Jeff for his dedication and contributions to DATATRAK over the last 17 years,” commented Laurence P. Birch, Chairman of the Board of DATATRAK International. “Since early 2008, DATATRAK has revamped its management team allowing for an influx of new ideas, new strategies and new energy. In that short period of time, the team has made great strides in re-positioning DATATRAK.”

Calendar 2008 included the following strategic initiatives:

•	Reducing the annual cost structure to a level comparable to 2004 when the Company recorded Net Income of $817,000

•	Consolidating DATATRAK’s German Help Desk into its Cleveland office resulting in significant cost savings and streamlined operations

•	Successfully negotiating the elimination of the $3 million balloon payment originally due February 1, 2009 relating to the 2006 ClickFind, Inc. acquisition

•	Increasing Q3 2008 revenues by 12% over the prior year same period

•	Increasing Q3 2008 Gross Profit margin to 76% as compared to 50% in the prior year third quarter

Mr. Birch continued, “While 2008 has been focused on restructuring our operations to more appropriately align DATATRAK’s cost structure with our backlog levels and anticipated revenues, we believe we are now in a position to shift our efforts entirely to maximizing operational performance. In 2009, we will re-establish our focus on existing and potential clients with the goal of addressing their needs in electronic data collection. While the current economic climate has impacted the clinical trial industry, we are a leaner organization today than we have been historically, and believe we have the agility to navigate through this difficult environment. The strength of our team and offering will enable us to take advantage of the large opportunity that exists for DATATRAK once the market begins to recover.”

Dr. Green stated, “Although my decision to step down from my day-to-day role in DATATRAK’s operations was difficult, my ongoing conversations with Larry, the Executive Team and the rest of the Board leaves me with great confidence that the strategy this team has implemented will enable the Company to capitalize on its long-term growth opportunities.”

While Dr. Green will continue to remain a valuable resource for the Company, Mr. Birch will provide support in the interim for the functions of the Chief Executive Officer position. This management change represents an extension to those DATATRAK announced in May 2008, and as such, the Company does not anticipate any material interruption to the current day-to-day operations of DATATRAK. The company plans to begin a search for a permanent Chief Executive Officer within the next several weeks.

Mr. Birch concluded, “We are excited for what lies ahead for DATATRAK. The new release of our eClinical Trial Suite, which we announced in October 2008, incorporates significant advances in terms of the efficiency and expansion of its capabilities. We are now much stronger financially and operationally, and our team looks forward to updating you on our progress throughout the year.”

About DATATRAK International, Inc.

DATATRAK International, Inc. is a worldwide technology company focused on the provision of multi-component eClinical solutions and related services for the clinical trials industry. The Company delivers a complete portfolio of software products that were created in order to accelerate clinical research data from investigative sites to clinical trial sponsors and ultimately the United States Food and Drug Administration (FDA), faster and more efficiently than manual methods or loosely integrated technologies. DATATRAK’s eClinical software suite can be deployed worldwide through an ASP offering or in a licensed Enterprise Transfer model that fully empowers its clients. The DATATRAK software suite and its earlier versions have successfully supported hundreds of international clinical trials involving thousands of clinical research sites and encompassing tens of thousands of patients in 59 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 16 drugs and one medical device that have received regulatory approval from either the FDA or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bryan, Texas. Its common stock is listed on the NASDAQ Stock Market under the ticker symbol “DATA”. Visit the DATATRAK International, Inc. web site at www.datatrak.net.

Forward-Looking Statements

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. These forward-looking statements are made based on management’s expectations, assumptions, estimates and current beliefs concerning the operations, future results and prospects of the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. Factors that may cause actual results to differ materially from those in the forward-looking statements include the limited operating history on which the Company’s performance can be evaluated; the ability of the Company to continue to enhance its software products to meet customer and market needs; fluctuations in the Company’s quarterly results; the viability of the Company’s business strategy and its early stage of development; the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; the Company’s dependence on major customers; government regulation associated with clinical trials and the approval of new drugs; the ability of the Company to compete in the emerging EDC market; losses that potentially could be incurred from breaches of contracts or loss of customer data; the inability to protect intellectual property rights; delisting of the Company’s common shares from the Nasdaq due to our failure to continue to meet applicable Nasdaq Capital Market requirements; the infringement upon other’s intellectual property rights; the Company’s success in integrating its acquisition’s operations into its own operations and the costs associated with maintaining and/or developing two product suites; the outcome of the Company’s disputes with former shareholders of ClickFind, Inc.; the effects and outcomes of the Company’s exploration of potential opportunities directed at maximizing shareholder value; and general economic conditions such as the rate of employment, inflation, interest rates and the condition of capital markets. This list of factors is not all inclusive. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

CONTACTS FOR DATATRAK:

Ray Merk
Chief Financial Officer
DATATRAK International, Inc.
440/443-0082 x181